EXHIBIT 10.21(a)

Authorization ID: SUL777	FS-2700-5b(v. 12/2015)
Contact ID: SUL1019	OMB No. 0596-0082
Expiration Date: 04/29/2056
Use Code: 161

U.S. DEPARTMENT OF AGRICULTURE
FOREST SERVICE

SKI AREA TERM SPECIAL USE PERMIT
AUTHORITY: Ski Area Permit Act of 1986

City and County of Denver, Winter Park Recreational Association (WPRA), as Agent.  P.O. Box 36, Winter Park, CO 80482.

Winter Park Recreational Association (the holder) is authorized to use and occupy National Forest System (NFS) lands on the Arapaho National Forest, subject to the terms and conditions of this term special use permit (the permit).

This permit covers 7,555 acres in portions of sections 3-5, 8-10, 14-17, 20-23, 26-29, 32, 33 in T.2S.,R.75 W., 6th P.M. (the permit area), as shown on the map attached as Appendix A.  This permit is issued for the purpose of: Operating, maintaining, and constructing, as defined the Master Development plan, a four-season resort.

Improvements authorized in the permit area are listed in Appendix B.
Services authorized in the permit area are listed in Appendix C.
Inventory of Ski Area Water Facilities and Original Water Rights are listed in Appendix D.
Environmental Site Report is listed in Appendix E.

TERMS AND CONDITIONS

I.   GENERAL TERMS

A.   AUTHORITY.  This permit is issued pursuant to the National Forest Ski Area Permit Act of 1986, 16 U.S.C. 497b, and
36 CFR Part 251, Subpart B, as amended, and is subject to their provisions.

B.   AUTHORIZED OFFICER.  The authorized officer is the Forest Supervisor or a subordinate officer with delegated authority.

C.   TERM.  This permit shall expire at midnight on April 29, 2056, 40 years from the date of issuance.  Expiration of this permit shall not require notice, a decision document, or any environmental analysis or other documentation.

D.  CONTINUATION OF USE AND OCCUPANCY. Upon expiration of this permit, the use and occupancy authorized by this permit may not continue unless a new permit is issued.  The authorized officer may prescribe new terms and conditions when a new permit is issued.  Prior to expiration of this permit, the holder may apply for a new permit that would renew the use and occupancy authorized by this permit.  Applications for a new permit must be submitted at least one year prior to expiration of this permit.  Continuation of the use and occupancy authorized by this permit shall be at the sole discretion of the authorized officer.  At a minimum, before issuing a new permit, the authorized officer shall ensure that (1) the use and occupancy to be authorized by the new permit is consistent with the standards and guidelines in the applicable land management plan; (2) the type of use and occupancy to be authorized by the new permit is the same type of use and occupancy authorized by this permit; and (3) the holder is in compliance with all of the terms of this permit.

E.   AMENDMENT

1.  This permit may be amended in whole or in part by the Forest Service when, at the discretion of the authorized officer, such action is deemed necessary or desirable to incorporate new terms that are required by law, regulation, the applicable land management plan, or projects and activities implementing a land management plan pursuant to 36 CFR Part 218.

2.  At the sole discretion of the authorized officer, this permit may be amended to remove authorization to use any NFS lands not specifically covered in the master development plan for this permit or not needed for the use and occupancy authorized by this permit.

3.  The holder may apply for an amendment to this permit to cover new or changed uses or areas.  In approving or denying an amendment, the authorized officer shall consider, in addition to the requirements in applicable laws and regulations, the findings or recommendations of other affected agencies and whether the new or changed use or area can be accommodated by an amendment to this permit, or whether a new permit should be issued.

F.   COMPLIANCE WITH LAWS, REGULATIONS, AND OTHER LEGAL REQUIREMENTS.  In exercising the privileges granted by this permit, the holder shall comply with all present and future federal laws and regulations and all present and future state, county, and municipal laws, regulations, and other legal requirements that apply to the permit area, to the extent they do not conflict with federal law, regulation, or policy.  The Forest Service assumes no responsibility for enforcing laws, regulations, and other legal requirements that fall under the jurisdiction of other governmental entities.

G.   NON-EXCLUSIVE USE.  The use and occupancy authorized by this permit are not exclusive.  The Forest Service reserves the right of access to the permit area, including a continuing right of physical entry to the permit area for inspection, monitoring, or any other purpose consistent with any right or obligation of the United States under any law or regulation.  The Forest Service reserves the right to allow others to use the permit area in any way that is not inconsistent with the holder’s rights and privileges under this permit, after consultation with all parties involved.  Except for any restrictions that the holder and the authorized officer agree are necessary to protect the installation and operation of authorized improvements, the permit area shall remain open to the public for all lawful purposes.

H.   ASSIGNABILITY.  This permit is not assignable or transferable.

I.   TRANSFER OF TITLE TO THE IMPROVEMENTS

1.  Notification of Transfer.  The holder shall notify the authorized officer when a transfer of title to all or part of the improvements is planned.

2.  Transfer of Title.  Any transfer of title to the improvements covered by this permit shall result in termination of the permit.  The party who acquires title to the improvements must submit an application for a permit.  The Forest Service is not obligated to issue a new permit to the party who acquires title to the improvements.  The authorized officer shall determine that the applicant meets requirements under applicable federal regulations.

J.   CHANGE IN CONTROL OF THE BUSINESS ENTITY

1.  Notification of Change in Control. The holder shall notify the authorized officer when a change in control of the business entity that holds this permit is planned.

a.  In the case of a corporation, control is an interest, beneficial or otherwise, of sufficient outstanding voting securities or capital of the business so as to permit the exercise of managerial authority over the actions and operations of the corporation or election of a majority of the board of directors of the corporation.

b.  In the case of a partnership, limited partnership, joint venture, or individual entrepreneurship, control is a beneficial ownership of or interest in the entity or its capital so as to permit the exercise of managerial authority over the actions and operations of the entity.

c.  In other circumstances, control is any arrangement under which a third party has the ability to exercise management authority over the actions or operations of the business.

2.  Effect of Change in Control.  Any change in control of the business entity as defined in clause J.1 shall result in termination of this permit.  The party acquiring control must submit an application for a special use permit.  The Forest Service is not obligated to issue a new permit to the party who acquires control.  The authorized officer shall determine whether the applicant meets the requirements established by applicable federal regulations.

II.   IMPROVEMENTS

A.   LIMITATIONS ON USE.  Nothing in this permit gives or implies permission to build or maintain any structure or facility or to conduct any activity unless specifically authorized by this permit.  Any use not specifically authorized by this permit must be proposed in accordance with 36 CFR 251.54.  Approval of such a proposal through issuance of a new permit or permit amendment is at the sole discretion of the authorized officer.

B.   PLANS.  All plans for development, layout, construction, reconstruction, or alteration of improvements in the permit area, as well as revisions to those plans, must be prepared by a licensed engineer, architect, landscape architect, or other qualified professional acceptable to the authorized officer.  These plans and plan revisions must have written approval from the authorized officer before they are implemented.  The authorized officer may require the holder to furnish as-built plans, maps, or surveys upon completion of the work.

C.   MASTER DEVELOPMENT PLAN.  The holder shall prepare and maintain, in a form acceptable to the Forest Service, a master development plan (MDP) encompassing the entire four-season resort presently envisioned for development in connection with the NFS lands authorized by this permit.  The MDP should encompass all NFS lands authorized for use by this permit.  For planning purposes, a capacity for the ski area measured in people-at-one time shall be established in the MDP.  Upon acceptance by the authorized officer, the MDP shall become a part of this permit.  Overall development at the ski area authorized by the permit shall not exceed the capacity established in the MDP, and additional construction beyond maintenance of existing improvements at the ski area covered by this permit shall not be authorized without amendment of the MDP and without the requisite environmental analysis and documentation needed to support that additional construction or development under the National Environmental Policy Act (NEPA).  The holder shall propose any changes to the MDP in a form acceptable to the Forest Service and shall submit the proposed changes to the authorized officer.  Once accepted, the revised MDP shall become a part of this permit.  Acceptance of the original or revised MDP by the authorized officer does not authorize new development or uses.  The authorized officer’s acceptance of the original or revised MDP does not constitute approval of its contents or provide any assurance that any particular item in the original or revised MDP will be authorized by the Forest Service or constructed by the holder.  No rights or obligations of the holder or the Forest Service are determined by the authorized officer’s acceptance of the original or revised MDP, nor do any legal consequences, including the requirement to conduct environmental analysis under NEPA, flow from the authorized officer’s acceptance of the original or revised MDP.

D.   SITE DEVELOPMENT SCHEDULE.  The holder and the Forest Service jointly shall prepare a site development schedule, which shall become part of this permit, before any construction occurs in the permit area.  The site development schedule shall list improvements in the master development plan and any amendments to the plan in order of priority, the starting date for their construction, and the due date for their completion.  All required plans and specifications for improvements included in the site development schedule shall be properly certified and submitted to the authorized officer at least 45 days before the starting date for their construction.  The holder may accelerate the scheduled date for completion of any improvement, as long as the other scheduled improvements are completed on time and to the satisfaction of the authorized officer.  Any other changes to the site development schedule must have prior written approval from the authorized officer.  Pursuant to clause IV.L, the authorized officer may require a performance bond for improvements constructed under a site development schedule.

E.  ROPEWAY PLANS AND SPECIFICATIONS.  All plans for uphill equipment and infrastructure shall be properly certified as being in accordance with the American National Standard Institute (ANSI)’s Standard Safety Requirements for Aerial Passenger Tramways (ANSI B77.1 or B77.2).  A complete set of drawings, specifications, and records for each lift shall be maintained by the holder and shall be made available to the Forest Service upon request.  These plans, drawings, specifications, and records shall be retained by the holder and kept available for review for 3 years after removal of the uphill equipment and infrastructure from NFS lands.

III.   OPERATIONS

A.   OPERATING PLAN The holder shall prepare and annually revise by November 1st a winter operating plan and by May 1st a summer operating plan.  The operating plan shall be prepared in consultation with the authorized officer or the authorized officer’s designated representative and shall cover all operations authorized by this permit. The operating plan shall outline steps the holder's will take to protect public health and safety and the environment and shall include sufficient detail and standards to enable the Forest Service to monitor the holder’s operations for compliance with the terms and conditions of this permit.  The operating plan shall be submitted by the holder and approved by the authorized officer or the authorized officer’s designated representative prior to commencement of operations and shall be attached to this permit as an appendix.  The authorized officer may require an annual meeting with the holder to discuss the terms and conditions of the permit or operating plan, annual use reports, or other concerns either party may have.
A ski area operating plan must address:

1.	Ski patrol and first aid.
2.	Communications.
3.	Signage.
4.	Inspections that the holder must obtain.
5.	Erosion control.
6.	Accident reporting.
7.	Avalanche control, including use of military artillery, if applicable.
8.	Search and rescue.
9.	Boundary management.
10.	Vegetation management.

11.	Designation of representatives.
12.	Trail routes for Nordic skiing, if applicable.
13.	Explosives magazine security, if applicable.
14.	Procedures for reporting of child abuse, if applicable.
15.	Procedures for background checks for employees who supervise children, if applicable.
16.	Operation of aerial adventure courses or other summer use facility, if applicable.
17.	Performance bond for construction projects and amount of bond, if applicable.
18.	Submission of annual use reports.

B.   PERIOD OF USE.  The use and occupancy authorized by this permit shall be in normal operation at least 160 days each year or season.  Failure of the holder to exercise this minimum use may result in revocation of this permit under clause VII.A.

C.   RESPONSIBILITY FOR DAY-TO-DAY ACTIVITIES.  As a general rule, the holder itself or through its operator as described in Clause III.D.2, shall conduct the day-to-day activities authorized by this permit.  A limited amount of activities may be conducted by a party other than the holder, but only with prior written approval of the authorized officer.  The holder shall continue to be responsible for compliance with all the terms of this permit.

D.   LEASING

1. In General. Subject to Clause III.C, the holder may lease authorized concessions and improvements owned by the holder that are located within the permit area with the prior written approval of the authorized officer.  The Forest Service reserves the right to disapprove these leases.  The holder shall remain responsible for compliance of the leased concessions and improvements with all the terms and conditions of this permit.
2.  Lease for Ski Area Operations.  Pursuant to clause III.D.1, the authorized officer has approved a lease between the holder and Intrawest\Winter Park Operations Corporation (Intrawest) for operation of the authorized improvements (the lease) under the terms of this permit.  Intrawest is executing this permit in the capacity of a lessee under the lease, rather than as a holder. Intrawest is subject to all obligations in sections III, IV, V, and VI and clauses VII.A.1, VII.A.2, VII.C, and VII.G, and is also bound to comply with all terms of the lease in operating the authorized improvements.  In signing this permit, except as otherwise specifically provided herein, Intrawest is not acquiring any rights or privileges under this permit.  This clause and Intrawest’s execution of this permit shall not (a) create, enlarge, diminish, or otherwise affect any right or obligation of Intrawest or the holder under the lease or any other agreement or (b) in any way affect the rights of the holder to terminate the lease.

E.   CONDITION OF OPERATIONS.  The holder shall maintain the authorized improvements and permit area to standards of repair, orderliness, neatness, sanitation, and safety acceptable to the authorized officer and consistent with other provisions of this permit.  Standards are subject to periodic change by the authorized officer.  The holder shall comply with inspection requirements deemed appropriate by the authorized officer.

F.   FOREST SERVICE MONITORING.  The Forest Service shall monitor the holder's operations and reserves the right to inspect the permitted facilities and improvements at any time for compliance with the terms of this permit.  The obligations of the holder under this permit are not contingent upon any duty of the Forest Service to inspect the premises.  A failure by the Forest Service or other governmental officials to inspect is not a defense to noncompliance with any of the terms and conditions of this permit.

G.   REMOVAL AND PLANTING OF VEGETATION.  This permit does not authorize the cutting of timber or other vegetation.  Trees or shrubbery may be removed or destroyed only after the authorized officer or the authorized officer's designated representative has approved in writing and marked or otherwise identified what may be removed or destroyed.  Timber cut or destroyed shall be paid for at current stumpage rates for similar timber in the Arapaho National Forest.  The Forest Service reserves the right to dispose of the merchantable timber to those other than the holder at no stumpage cost to the holder.  Unmerchantable material shall be disposed of as directed by the authorized officer.  Trees, shrubs, and other plants may be planted within the permit area with prior written approval of the authorized officer.

H.   SIGNAGE.  Signage posted on NFS lands must have prior written approval of the authorized officer.

I.   REFUSE DISPOSAL.  The holder shall comply with all applicable federal, state, and local requirements related to the disposal of refuse resulting from the use and occupancy authorized by this permit.

J.   SANITATION.  The operation and maintenance of all sanitation, food service, and water-supply methods, systems, and facilities shall comply with applicable standards set by state and local health departments.

K.   DRINKING WATER SYSTEM.  The holder, as the water supplier and owner or operator of the drinking water system for the facilities authorized by this permit, is responsible for compliance with all applicable federal, state, and local drinking water laws and regulations governing operation and maintenance of a public drinking water system, including but not limited to developing, operating, and maintaining the system and conducting drinking water testing and taking appropriate corrective and follow-up actions in accordance with federal, state, and any other applicable requirements.  For purposes of this permit, public water systems are defined in accordance with the Safe Drinking Water Act, as amended (42 U.S.C. 300f et seq.), and the National Primary Drinking Water Regulations, 40 CFR Part 141, or state regulations, if more stringent.  The holder shall retain all drinking water system records as required by applicable laws and regulations.  The holder agrees to make the records available to the Forest Service and to any other regulatory agency authorized to review Forest Service activities.

L. ROPEWAY INSPECTIONS.
The holder at its expense shall have all passenger ropeways inspected by a qualified engineer or ropeway specialist before commencement of operations each year.  The holder shall have the inspection documented in a report that is certified by the qualified engineer or ropeway specialist and that contains the following statement:

This is a report of the audiovisual field survey of WPRA’s passenger ropeways on National Forest System lands per ANSI B77.1 or B77.2.  The survey has been performed in accordance with the general inspection provisions of ANSI B77.1 or B77.2 as interpreted by Accredited Standards Committee (ASC) B77.  This survey is not intended to provide engineering information, advice, or consultation to WPRA beyond that required by the general inspection provisions of ANSI B77.1 or B77.2 as interpreted by ASC B77.

Inspections shall be made in accordance with the current edition of ANSI B77.1 or B77.2.  The most current edition of ANSI B77.1 or B77.2 becomes effective 1 year from the ANSI Board of Standards Review approval date.  A certificate of inspection, signed by an officer of the holder's company, attesting to the adequacy and safety of the installations and equipment authorized by this permit for public use shall be received by the Forest Service prior to commencement of operations each year.  At a minimum, the certificate of inspection shall state:

Pursuant to WPRA’s permit for passenger ropeways, WPRA has had an inspection of the passenger ropeways performed to determine their compliance with ANSI B77.1 or B77.2.  WPRA has received the results of that inspection and has made and documented corrections of all deficiencies noted in the inspection report.  The passenger ropeways authorized by WPRA’s permit are ready for public use.

M.   HOLDER’S REPRESENTATIVE.  The holder or the holder’s designated representative shall be within the permit area at all times when the facilities are open to the public.  The holder shall notify the authorized officer in writing who the holder’s representative will be.

N.   NONDISCRIMINATION

1.  The holder and its employees shall not discriminate against any person on the basis of race, color, sex (in educational and training programs), national origin, age, or disability or by curtailing or refusing to furnish accommodations, facilities, services, or use privileges offered to the public generally.  In addition, the holder and its employees shall comply with the provisions of Title VI of the Civil Rights Act of 1964 as amended, Section 504 of the Rehabilitation Act of 1973, as amended, Title IX of the Education Amendments of 1972, as amended, and the Age Discrimination Act of 1975, as amended.

2.  The holder shall include and require compliance with the above nondiscrimination provisions in any third-party agreement made with respect to the operations authorized under this permit.

3.  The Forest Service shall furnish signs setting forth this policy of nondiscrimination.  These signs shall be conspicuously displayed at the public entrance to the premises and at other exterior or interior locations, as directed by the Forest Service.

4.  The Forest Service shall have the right to enforce the foregoing nondiscrimination provisions by suit for specific performance or by any other available remedy under the laws of the United States or the state in which the violation occurs.

O.   EQUAL ACCESS TO FEDERAL PROGRAMS.  In addition to the above nondiscrimination policy, the holder agrees to insure that its programs and activities are open to the general public on an equal basis and without regard to any non-merit factor.

P.   PROHIBITION OF TIME-SHARE ARRANGEMENTS.  No commercial lodging facilities on NFS lands authorized under this permit shall be operated under a time-share or interval-ownership arrangement.  All authorized commercial lodging facilities on NFS lands, except for employee housing authorized pursuant to Forest Service Manual 2341.5, shall be made available to the general public on a short-term rental basis.

Q.   LIQUOR SALES. The sale of liquor or beer and wine is allowed in the permit area contingent upon a valid State license.  However, if in the judgment of the authorized officer undesirable conditions develop as a result of this privilege, the sale of liquor or beer and wine shall cease.  The holder shall be informed in writing by the authorized officer if the sale of liquor or beer and wine must cease.

R.   GAMBLING.  Gambling and gambling machines and devices are prohibited on NFS lands, regardless of whether they are lawful under state or local law.

IV.   RIGHTS AND LIABILITIES

A.   LEGAL EFFECT OF THE PERMIT.  This permit, which is revocable and terminable, is not a contract or a lease, but rather a federal license.  The benefits and requirements conferred by this permit are reviewable solely under the procedures set forth in 36 CFR Part 214, and 5 U.S.C. 704.  This permit does not constitute a contract for purposes of the Contract Disputes Act, 41 U.S.C. 601.  The permit is not real property, does not convey any interest in real property, and may not be used as collateral for a loan.

B.   VALID OUTSTANDING RIGHTS.  This permit is subject to all valid outstanding rights.  Valid outstanding rights include those derived under mining and mineral leasing laws of the United States.  The United States is not liable to the holder for the exercise of any such right.

C.   ABSENCE OF THIRD-PARTY BENEFICIARY RIGHTS.  The parties to this permit do not intend to confer any rights on any third party as a beneficiary under this permit.

D.  NO WARRANTY OF ACCESS, SITE SUITABLITY, OR SERVICES.   This permit authorizes the use and occupancy of National Forest System lands by the holder for the purposes identified in this permit.  The Forest Service does not make any express or implied warranty of access to the permit area, of the suitability of the site for the permitted uses, or for the furnishing of road maintenance, water, fire protection, or any other such service by a government agency, utility, association, or individual.

E.   RISK OF LOSS.  The holder assumes all risk of loss to the authorized improvements and all risk of loss of use and occupancy of the permit area, in whole or in part, due to public health and safety or environmental hazards.  Loss to the authorized improvements and of use and occupancy of the permit area may result from but is not limited to theft, vandalism, fire and any fire-fighting activities (including prescribed burns), environmental contamination, avalanches, rising waters, winds, falling limbs or trees, and other forces of nature.  If authorized improvements in the permit area are destroyed or substantially damaged, the authorized officer shall conduct an analysis to determine whether the improvements can be safely occupied in the future and whether rebuilding should be allowed.  If rebuilding is not allowed, the permit shall terminate. If the authorized officer determines that the permit area cannot be safely occupied due to a public health or safety or environmental hazard, the permit shall terminate. Termination under this clause does not constitute revocation for specific and compelling reasons in the public interest under clause VII.B and shall not give rise to any claim for damages, including lost profits and the value of the improvements, by the holder against the Forest Service.

F.  WATER FACILITIES AND WATER RIGHTS

“Used primarily for operation of the ski area” in relation to a water facility or water right means that the water facility or water right provides significantly more water for operation of the permitted portion of the ski area than any other use.

“Sufficient quantity of water to operate the ski area” means that under typical conditions, taking into account fluctuations in utilization of the authorized improvements, fluctuations in weather and climate, changes in technology, and other factors deemed appropriate by the holder’s qualified hydrologist or licensed engineer, the holder has sufficient water rights or access to a sufficient quantity of water to operate the permitted facilities, and to provide for the associated activities authorized under the ski area permit in accordance with the approved operating plan.

1. Water Facilities.
a. The term “water facility” means a facility located on NFS lands that diverts withdraws, stores, or distributes water, such as a diversion, ditch, pipeline, reservoir, well, tank, impoundment structure, or similar facility or feature.

b. The term “ski area water facility” means any water facility on NFS lands that is authorized by this permit and used primarily for operation of the ski area authorized by this permit (hereinafter “ski area”).

c. The authorized officer may place conditions, as necessary to protect public property, public safety, cultural resources, and natural resources on NFS lands, on the installation, operation, maintenance, and removal of any water facility, but only in accordance with applicable law. This clause D-30 does not expand or contract the agency’s authority to place conditions on the installation, operation, maintenance, and removal of water facilities at issuance or reissuance of the permit, throughout the permit term, or otherwise. The holder must comply with present and future laws, regulations, and other legal requirements in accordance with section I of this permit.

d. Only ski area water facilities may be authorized by this permit.

e. If due to a change (e.g., due to a change in the ownership of the water facility or the associated water rights or a change in the beneficial use, location, or season of use of the water) a ski area water facility will primarily be used for purposes other than operation of the ski area, the authorization for that ski area water facility under this permit shall terminate. Unless the holder has a valid existing right for the water facility to be situated on NFS lands, the holder must obtain a separate special use authorization to operate that water facility or to develop any new water facility on NFS lands that is used primarily for purposes other than operation of the ski area. When such facilities continue to support approved ski area operations at any time of year, the separate special use authorization for these water facilities shall not contain any possessory interest policy based on FSM 2541.32, paragraph 2 (or similar clauses), any waiver provision, or any power of attorney provision. Unless the holder has a valid existing right for the water facility to be situated on NFS lands, if the holder does not obtain a separate special use authorization for these water facilities, the holder shall remove them from NFS lands.

2. Water Rights. The term “water right” as used below means a right to use water that is recognized under state law under the prior appropriation doctrine. This permit does not confer any water rights.

3. Acquisition and Maintenance of Water Rights.

a. Terms.

(1) The term “ski area water right” means any water right for use of water from a point of diversion on NFS lands, either inside or outside the permit boundary, that is primarily for operation of the ski area.

(2) The term “original water right” means any existing or new ski area water right with a point of diversion that was or is, at all times during its use, located within the permit boundary for this ski area and originally established under state law through an application for a decree to state water court, permitting, beneficial use, or otherwise recognized method of establishing a new water right, in each case by the holder or a prior holder of the ski area permit. The term “original water right” shall not include any “acquired water right” and shall not be deemed to become an “acquired water right” by virtue of the sale of the original water right to a subsequent holder of the ski area permit.

(3) The term “acquired water right” means any ski area water right that is purchased, bartered, exchanged, leased, or contracted by the holder or by any prior holder, except as expressly provided in the last sentence of paragraph F.3.a(2).

b. An inventory of all ski area water facilities and original water rights is included in Appendix D of this permit and shall be updated by the holder upon reissuance of this permit, upon installation or removal of a ski area water facility, when a listed ski area water facility is no longer authorized by this permit, or when an original water right is no longer used for operation of the ski area.

c. Original water rights must be established in accordance with applicable state law. The holder, not the United States, shall bear the cost of establishing, acquiring, maintaining, and perfecting original water rights, including any original water rights owned solely or jointly by the United States.

d. Original water rights owned solely by the United States and the United States’ interest in jointly owned original water rights shall remain in federal ownership. Notwithstanding the holder’s obligation to maintain original water rights owned by the United States, the United States reserves the right to take any action necessary to maintain and protect those water rights, including submitting any applications or other filings that may be necessary to protect the water rights.

4. Ensuring Sufficiency of Water Rights and Water for Permitted Ski Area Operations.

a. Where the United States solely or jointly owns water rights used by the holder, the Forest Service shall not divide or transfer ownership of or seek any change in those water rights that would adversely affect their availability for operation of the ski area during the term of this permit, unless required to comply with a statute or an involuntary court order that is binding on the Forest Service.

b. Where the holder solely or jointly owns original water rights, the holder shall not divide or transfer ownership of or seek any change in those water rights that would adversely affect their availability for operation of the ski area during the term of this permit, unless approved in writing in advance by the authorized officer. In deciding whether to grant this approval, the authorized officer shall consider any documentation prepared by the holder’s qualified hydrologist or licensed engineer demonstrating that such action will not result in a lack of a sufficient quantity of water to operate the permitted portion of the ski area.

c. At any time and solely within its discretion, the holder may seek to change, abandon, lease, divide, or transfer ownership of or take other actions with respect to acquired water rights. Following such actions, paragraph F.1.e shall apply to the associated ski area water facilities.

5. Transfer of Certain Water Rights With Sale of the Ski Area Improvements.

a. Upon termination or revocation of this permit, the holder shall offer to sell the holder’s interest in any solely or jointly owned original water rights at market value to the succeeding permit holder. If the succeeding permit holder declines to purchase original water rights owned solely by the holder, the holder may transfer them to a third party. If the succeeding permit holder declines to purchase the holder’s interest in original water rights jointly held with the United States, the holder shall offer to sell that interest at market value to the United States. If the United States declines to purchase that interest, the holder may abandon, divide, lease, or transfer its interest at its sole discretion. This clause imposes no restrictions on acquired water rights. There are no restrictions on the transfer or abandonment of acquired water rights. In all instances, the holder shall retain the full amount of any consideration paid for water rights. Following such actions, paragraph F.1.e shall apply to the associated ski area water facilities.

b. If the Forest Service does not reauthorize the ski area, the holder may submit a proposal to the Forest Service for a permit authorizing a different use for the ski area water facilities. If a different use is not authorized for those water facilities, the holder shall remove them from NFS lands. The holder may, in its sole discretion, abandon, divide, lease, or transfer any water rights solely owned by the holder. The holder shall offer to sell to the United States the holder’s interest in original water rights jointly owned with the United States at market value. If the United States declines to purchase that interest, the holder may abandon, divide, lease, or transfer its interest at its sole discretion.

G.   DAMAGE TO UNITED STATES PROPERTY.  The holder has an affirmative duty to protect from damage the land, property, and other interests of the United States that are associated with the use and occupancy authorized by this permit.  Damage includes but is not limited to destruction of or damage to NFS lands covered by this permit, fire suppression costs, and destruction of or damage to government-owned improvements covered by this permit

1.   The holder shall be liable for all injury, loss, or damage, including fire suppression, or other costs in connection with rehabilitation or restoration of natural resources associated with the use and occupancy authorized by this permit.  Compensation shall include but not be limited to the value of resources damaged or destroyed, the costs of restoration, cleanup, or other mitigation, fire suppression or other types of abatement costs, and all administrative, legal (including attorney's fees), and other costs in connection therewith.

2.   The holder shall be liable for damage to all roads and trails of the United States open to public use caused by use of the holder or the holder's heirs, assigns, agents, employees, contractors, or lessees to the same extent as provided under clause IV.G.1, except that liability shall not include reasonable and ordinary wear and tear.

H.   HEALTH AND SAFETY.  The holder shall address the health and safety of its employees, agents, and clients by having trained and qualified staff and, utilizing properly maintained equipment.  The holder, in accordance with applicable federal and state law shall avoid situations or conditions that cause or threaten to cause a hazard to public health or the safety of the holder’s employees, agents, or clients. This clause does not alter in any way the statutory protections afforded to ski areas with respect to inherent risks or common law protections afforded to ski areas through the assumption of risk doctrine. The holder shall as soon as practicable notify the authorized officer of all serious incidents that occur in connection with such activities.  The Forest Service has no duty under the terms of this permit to inspect the permit area or operations and activities of the holder for hazardous conditions or compliance with health and safety standards.

I.  ENVIRONMENTAL PROTECTION

1.   For purposes of clauses IV.I and V, "hazardous material" shall mean (a) any hazardous substance under section 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), 42 U.S.C. 9601(14); (b) any pollutant or contaminant under section 101(33) of CERCLA, 42 U.S.C. 9601(33); (c) any petroleum product or its derivative, including fuel oil, and waste oils; and (d) any hazardous substance, extremely hazardous substance, toxic substance, hazardous waste, ignitable, reactive or corrosive materials, pollutant, contaminant, element, compound, mixture, solution or substance that may pose a present or potential hazard to human health or the environment under any applicable environmental laws.

2.   The holder shall avoid damaging or contaminating the environment, including but not limited to the soil, vegetation (such as trees, shrubs, and grass), surface water, and groundwater, during the holder's use and occupancy of the permit area.  Environmental damage includes but is not limited to all costs and damages associated with or resulting from the release or threatened release of a hazardous material occurring during or as a result of activities of the holder or the holder's heirs, assigns, agents, employees, contractors, or lessees on, or related to, the lands, property, and other interests covered by this permit.  If the environment or any government property covered by this permit becomes damaged in connection with the holder's use and occupancy, the holder shall as soon as practicable repair the damage or replace the damaged items to the satisfaction of the authorized officer and at no expense to the United States.

3.   The holder shall as soon as practicable, as completely as possible, and in compliance with all applicable laws and regulations abate any activity or condition arising out of or relating to the authorized use and occupancy that causes or threatens to cause harm to the environment, including areas of vegetation or timber, fish or other wildlife populations, their habitats, or any other natural resources.

J.   INDEMNIFICATION OF THE UNITED STATES.  The holder shall indemnify, defend, and hold harmless the United States for any costs, damages, claims, liabilities, and judgments arising from past, present, and future acts or omissions of the holder in connection with the use and occupancy authorized by this permit.  This indemnification provision includes but is not limited to acts and omissions of the holder or the holder's heirs, assigns, agents, employees, contractors, or lessees in connection with the use and occupancy authorized by this permit which result in (1) violations of any laws and regulations which are now or which may in the future become applicable, including but not limited to the environmental laws listed in clause V.A of this permit; (2) judgments, claims, demands, penalties, or fees assessed against the United States; (3) costs, expenses, and damages incurred by the United States; or (4) the release or threatened release of any solid waste, hazardous waste, hazardous materials, pollutant, contaminant, oil in any form, or petroleum product into the environment.  The authorized officer may prescribe terms that allow the holder to replace, repair, restore, or otherwise undertake necessary curative activities to mitigate damages in addition or as an alternative to monetary indemnification.

K.  INSURANCE.  The holder shall furnish proof of insurance, such as a certificate of insurance, to the authorized officer prior to issuance of this permit and each year thereafter that this permit is in effect.  The Forest Service reserves the right to review the insurance policy and require any changes needed to ensure adequate coverage of the United States in connection with the authorized use and occupancy.  The holder shall send an authenticated copy of any insurance policy obtained pursuant to this clause to the authorized officer immediately upon issuance of the policy.  Any insurance policies obtained by the holder pursuant to this clause shall name the United States as an additional insured, and the additional insured provision shall provide for insurance coverage for the United States as required under this clause.  The holder shall give 30 days prior written notice to the authorized officer of cancellation of the insurance policy by the holder or any modification to the insurance policy by the holder.  Additionally, the holder shall immediately notify the authorized officer of cancellation of the policy by the insurance company. The certificate of insurance, the authenticated copy of the insurance policy, and written notice of cancellation or modification of insurance policies should be sent to 9 Ten Mile Drive, PO Box 10 Granby, CO 80446.  Minimum amounts of coverage and other insurance requirements are subject to change at the sole discretion of the authorized officer on the anniversary date of this permit.

1.  The holder shall have in force liability insurance covering losses associated with the use and occupancy authorized by this permit arising from personal injury or death and third-party property damage in the minimum amount of:

$ 500,000.00 for injury or death to one person per occurrence;

$ 2,000,000.00 for injury or death to more than one person per occurrence; and

$ 25,000.00 for third-party property damage per occurrence.

2.  Depending on the holder's operations, the Forest Service may require the holder to demonstrate the availability of funds to address any release or threatened release of hazardous materials that may occur in connection with the holder's use and occupancy.  Any requirements imposed would be established case by case by the authorized officer based on the degree of environmental risk from the holder's operations.  The storage and use of normal maintenance supplies in nominal amounts generally would not trigger financial assurance requirements.

L.   BONDING.  The authorized officer may require the holder to furnish a surety bond or other security for any of the obligations imposed by the terms and conditions of this permit or any applicable law, regulation, or order.

V.   RESOURCE PROTECTION

A.   COMPLIANCE WITH ENVIRONMENTAL LAWS.  The holder shall in connection with the use and occupancy authorized by this permit comply with all applicable federal, state, and local environmental laws and regulations, including but not limited to those established pursuant to the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251 et seq., the Oil Pollution Act, as amended, 33 U.S.C. 2701 et seq., the Clean Air Act, as amended, 42 U.S.C. 7401 et seq., the CERCLA, as amended, 42 U.S.C. 9601 et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. 136 et seq., and the Safe Drinking Water Act, as amended, 42 U.S.C. 300f et seq.

B.   WATER POLLUTION.  No waste or by-product shall be discharged into water if it contains any substance in concentrations which will result in harm to fish and wildlife, or to human water supplies.  Storage facilities for materials capable of causing water pollution, if accidentally discharged, shall be located so as to prevent any spillage into waters or channels leading into water that would result in harm to fish and wildlife or to human water supplies.

C.   ESTHETICS.  The holder shall protect the scenic esthetic values of the permit area and the adjacent land to the greatest extent possible during construction, operation, and maintenance of the authorized improvements.

D.   VANDALISM.  The holder shall take reasonable measures to prevent and discourage vandalism or disorderly conduct and when necessary shall contact the appropriate law enforcement officer to address these problems.

E.   HERBICIDE AND PESTICIDE USE.  Herbicides and pesticides may not be used outside of buildings to control undesirable woody and herbaceous vegetation, aquatic plants, insects, rodents, or fish without the prior written approval of the authorized officer.  A request for approval of planned uses of pesticides shall be submitted annually by the holder on the due date established by the authorized officer.  The report shall cover a 12-month period of planned use beginning 3 months after the reporting date.  Information essential for review shall be provided in the form specified.  Exceptions to this schedule may be allowed, subject to emergency request and approval, only when unexpected outbreaks of pests require control measures which were not anticipated at the time an annual report was submitted.  Only those materials registered by the U.S. Environmental Protection Agency for the specific purpose planned shall be authorized for use on NFS lands.  Label instructions and all applicable laws and regulations shall be strictly followed in the application of pesticides and disposal of excess materials and containers.

F.   ARCHAEOLOGICAL AND PALEONTOLOGICAL DISCOVERIES.  The holder shall immediately notify the authorized officer of all antiquities or other objects of historic or scientific interest, including but not limited to historic or prehistoric ruins, fossils, or artifacts discovered in connection with the use and occupancy authorized by this permit.  The holder shall leave these discoveries intact and in place until directed otherwise by the authorized officer.  Protective and mitigative measures specified by the authorized officer shall be the responsibility of the holder.

G.   NATIVE AMERICAN GRAVES PROTECTION AND REPATRIATION (NAGPRA).  In accordance with 25 U.S.C. 3002(d) and 43 CFR 10.4, if the holder inadvertently discovers human remains, funerary objects, sacred objects, or objects of cultural patrimony on NFS lands, the holder shall immediately cease work in the area of the discovery and shall make a reasonable effort to protect and secure the items.  The holder shall immediately notify the authorized officer by telephone of the discovery and shall follow up with written confirmation of the discovery.  The activity that resulted in the inadvertent discovery may not resume until 30 days after the authorized officer certifies receipt of the written confirmation, if resumption of the activity is otherwise lawful, or at any time if a binding written agreement has been executed between the Forest Service and the affiliated Indian tribes that adopts a recovery plan for the human remains and objects.

H.   PROTECTION OF HABITAT OF THREATENED, ENDANGERED, AND SENSITIVE SPECIES.  The location of sites within the permit area needing special measures for protection of plants or animals listed as threatened or endangered under the Endangered Species Act (ESA) of 1973, 16 U.S.C. 531 et seq., as amended, or as sensitive by the Regional Forester under Forest Service Manual (FSM) 2670, pursuant to consultation conducted under section 7 of the ESA, may be identified on the ground or shown on a separate map.  The map shall be attached to this permit as an appendix.  The holder shall take any protective and mitigative measures specified by the authorized officer.  If protective and mitigative measures prove inadequate, if other sites within the permit area  containing threatened, endangered, or sensitive species are discovered, or if new species are listed as threatened or endangered under the ESA or as sensitive by the Regional Forester under the FSM, the authorized officer may specify additional protective and mitigative measures.  Discovery of these areas by the holder or the Forest Service shall be promptly reported to the other party.

I.   CONSENT TO STORE HAZARDOUS MATERIALS.  The holder shall not store any hazardous materials at the site without prior written approval from the authorized officer.  This approval shall not be unreasonably withheld.  If the authorized officer provides approval, this permit shall include (or in the case of approval provided after this permit is issued, shall be amended to include) specific terms addressing the storage of hazardous materials, including the specific type of materials to be stored, the volume, the type of storage, and a spill plan.  Such terms shall be proposed by the holder and are subject to approval by the authorized officer.

1.  If the holder receives consent to store hazardous material, the holder shall identify to the Forest Service any hazardous material to be stored at the site. Such identification information shall be consistent with column (1) of the table of hazardous materials and special provisions enumerated at 49 CFR 172.101 whenever the hazardous material appears in that table.  For hazard communication purposes, the holder shall maintain Material Safety Data Sheets for any stored hazardous chemicals, consistent with 29 CFR 1910.1200(c) and (g).  In addition, all hazardous materials stored by the holder shall be used, labeled, stored, transported, and disposed of in accordance with all applicable federal, state, and local laws and regulations.

2.  If hazardous materials are used or stored at the site, the authorized officer may require the holder to deliver and maintain a surety bond in accordance with clause IV.L.

3.  The holder shall not release any hazardous material as defined in clause IV.I onto land or into rivers, streams, impoundments, or natural or man-made channels leading to them.  All prudent and safe attempts must be made to contain any release of these materials. The authorized officer may specify conditions that must be met, including conditions more stringent than those imposed by federal, state, and local regulations, to prevent releases and protect natural resources.

J.   CLEANUP AND REMEDIATION

1.  The holder shall immediately notify all appropriate response authorities, including the National Response Center and the Forest Service authorized officer or the authorized officer’s designated representative, of any oil discharge or of the release of a hazardous material in the permit area in an amount greater than or equal to its reportable quantity, in accordance with 33 CFR Part 153, Subpart B, and 40 CFR Part 302.  For the purposes of this requirement, “oil” is defined by section 311(a)(1) of the Clean Water Act, 33 U.S.C. 1321(a)(1). The holder shall immediately notify the authorized officer or the authorized officer’s designated representative of any release or threatened release of any hazardous material in or near the permit area which may be harmful to public health or welfare or which may adversely affect natural resources on federal lands.

2.  Except with respect to any federally permitted release as that term is defined under section 101(10) of CERCLA, 42 U.S.C. 9601(10), the holder shall clean up or otherwise remediate any release, threat of release, or discharge of hazardous materials that occurs either in the permit area or in connection with the holder's activities in the permit area, regardless of whether those activities are authorized under this permit.  The holder shall perform cleanup or remediation immediately upon discovery of the release, threat of release, or discharge of hazardous materials.  The holder shall perform the cleanup or remediation to the satisfaction of the authorized officer and at no expense to the United States.  Upon revocation or termination of this permit, the holder shall deliver the permit area to the Forest Service free and clear of contamination.

K.   CERTIFICATION UPON REVOCATION OR TERMINATION.  If the holder uses or stores hazardous materials at the site, upon revocation or termination of this permit the holder shall provide the Forest Service with a report certified by a professional or professionals acceptable to the Forest Service that the permit area is uncontaminated by the presence of hazardous materials and that there has not been a release or discharge of hazardous materials upon the permit area, into surface water at or near the permit area, or into groundwater below the permit area during the term of the permit.  If a release or discharge has occurred, the professional or professionals shall document and certify that the release or discharge has been fully remediated and that the permit area is in compliance with all applicable federal, state, and local laws and regulations.

L.   ENVIRONMENTAL SITE REPORT.  An environmental site report prepared by the holder documenting the known history of the permit area with regard to the storage, release, or disposal of hazardous materials will be attached to and made a part of this permit as Appendix E upon acceptance by the authorized officer.  Upon revocation or termination of this permit, the holder shall prepare another environmental site report, which shall document the environmental condition of the permit area at that time and describe any storage, release, or disposal of hazardous materials during the holder’s use and occupancy of the permit area.  Both environmental site reports prepared by the holder shall be subject to written approval by the authorized officer.  A comparison of the two reports shall assist the authorized officer in determining whether any environmental cleanup or restoration is required.  Any cleanup or restoration shall be completed promptly by the holder in accordance with all applicable federal, state, and local laws and regulations.

M.  WATER WELLS AND ASSOCIATED PIPELINES

1.  Other Jurisdictional Requirements.  Clause IV.D governs water rights and water facilities.  The holder shall obtain all required state and local water permits, licenses, registrations, certificates, or rights and shall provide a copy of them to the authorized officer.  For new wells, this information shall be provided prior to disturbing NFS lands for the purpose of water use or development.

2.  Well Construction or Development.  For new or reconstruction of existing wells, the holder shall prepare a well construction and development plan and submit it to the authorized officer for approval.  The well development and construction plan must have prior written approval from the authorized officer before well construction or development is initiated.  The holder shall follow applicable federal, state, and local standards for design, construction, and development of new wells or reconstruction of existing wells.  If such standards do not exist, the holder shall follow applicable standards issued by the American Society for Testing and Materials (ASTM), American Water Works Association (AWWA), or National Ground Water Association (NGWA).  The construction and development plan must identify all potential sources for any proposed water injection during well construction or development.  Only non-chlorinated, potable water may be injected during construction or development of wells to be used for monitoring or water withdrawal.  Copies of all documentation for drilling, constructing, or developing wells, including all drilling, boring, and well construction logs, shall be provided to the authorized officer within 60 days of completion of work.

3.  Water Conservation Plan.  The holder shall prepare and submit for written approval by the authorized officer a water conservation plan utilizing appropriate strategies to limit the amount of water removed from NFS lands.

4.  Well Decommissioning.  The holder shall properly decommission and abandon all wells that are no longer needed or maintained in accordance with applicable federal, state, and local standards for water well abandonment.  If such standards do not exist, the holder shall follow applicable standards issued by the ASTM, AWWA, or NGWA.  At least 30 days prior to initiation of well decommissioning, the holder shall submit a well decommissioning plan to the authorized officer.  The well decommissioning plan shall have written approval from the authorized officer before well decommissioning is initiated.  All documentation of well decommissioning shall be provided to the authorized officer within 60 days of completion of the work.

VI. LAND USE FEES

A.  NEW LAND USE FEE SYSTEM.  The Forest Service shall adjust and calculate land use fees authorized by this permit to reflect any revisions to land use fee provisions in 16 U.S.C. 497c or to comply with any new land use fee system based on market value that may be adopted by statute or otherwise after issuance of this permit.

B.  SKI AREA PERMIT FEE CALCULATION.  The annual ski area permit fee (SAPF) due the United States for the activities authorized by this permit shall be calculated using the following formula:

SAPF	=	(.015 x AGR in bracket 1) + (.025 x AGR in bracket 2) +
(.0275 x AGR in bracket 3) + (.04 x AGR in bracket 4), where:

SAPF	=	the ski area permit fee for use of NFS lands;

AGR	=	adjusted gross revenue;

AGR	=	[(LT + SS) x (proration %)] + GRAF, prorated as applicable;

LT	=	revenue from sales of alpine and Nordic lift tickets and passes;

SS	=	revenue from alpine and Nordic ski school operations;

Proration %	=	the factor used to prorate LT and SS revenue between NFS lands and private land in the ski area; and

GRAF	=	gross year-round revenue from ancillary facilities located on NFS lands, prorated as applicable.

1.  SAPF Formula.  The SAPF shall be calculated by summing the products of the amount of the holder's AGR that falls into each of the four revenue brackets multiplied by the applicable percentage rate, as shown in the table below.  AGR shall be determined in accordance with clause VI.B.2.  The SAPF shall be calculated based on the holder's fiscal year, unless mutually agreed otherwise by the holder and the authorized officer.

The four revenue brackets shall be adjusted annually using the consumer price index (CPI-U) issued in FSH 2709.11, chapter 30.  The revenue brackets shall be indexed for the previous calendar year.  The holder's AGR for any fiscal year shall not be split into more than one set of indexed brackets.  Only the revenue in each bracket shall be updated annually.  The percentage rates shall not change.

The revenue brackets and percentages in FSH 2709.11, 38.12, exhibit 01, shall be used as shown in the preceding formula to calculate the SAPF.  The revenue brackets for FY 2016 are shown below.

Revenue Brackets* and Corresponding Percentage Rates

Holder FY	Bracket 1 1.5%	Bracket 2 2.5%	Bracket 3 2.75%	Bracket 4 4%

FYI 2016 CPI: 1.002	All revenue below $4,692,000	$4,692,000 to <$23,470,000	$23,470,000 to $78,233,000	All revenue over $78,233,000

*The Washington Office Director of Recreation, Heritage, and Volunteer Resources updates the revenue brackets annually based on the Consumer Price Index (CPI-U), Table A, which is published monthly at http://www.bls.gov. The rate should be applied prospectively on any payment due on or after January 1 through the next calendar year.  For example, use of the 2012 rate issued in October 2011 should commence for the next set of fee calculations and billings with a due date on or after January 1, 2012.

2.  Calculation of AGR.  AGR shall be calculated by summing the year-round revenue from the sale of lift tickets and ski school operations prorated for use of NFS lands and from GRAF, prorated as applicable.

a. The following shall be included in AGR:

(1) Prorated LT.  Year-round revenue from sales of alpine and Nordic ski area passes and lift tickets, including revenue generated on private land (such as from lift tickets sold on private land), prorated according to the percentage of use between NFS lands and private land in the ski area per clause VI.B.3.a and VI.B.3.b;

(2) Prorated SS.  Revenue from alpine and Nordic ski school operations, including lessons provided to teach alpine or Nordic skiing or other winter sports activities, such as racing, snowboarding, or snowshoeing, even if the lessons are purchased on private land, prorated according to the percentage of use between NFS lands and private land in the ski area per clause VI.B.3.a and VI.B.3.b;

(3) GRAF, Prorated As Applicable.  Gross year-round revenue from temporary and permanent ancillary facilities, including all the holder's or subholder's lodging, food service, rental shops, parking, and other ancillary operations, located on NFS lands in the permit area, prorated, as applicable, according to the percentage of use between NFS lands and private land in the ski area per clause VI.B.3.c.  Revenue generated from ancillary facilities on private land shall not be included in AGR;

(4) Bartered Goods and Complimentary Lift Tickets.  The market price of bartered goods and complimentary lift tickets offered for commercial or other promotional purposes, such as for advertising.  The value of bartered goods and complimentary lift tickets offered for commercial or other promotional purposes shall be categorized as LT, SS, or GRAF, as appropriate; and

(5) Special Event Revenue.  Revenue from events such as food festivals, foot races, and concerts on NFS lands in the permit area.  Special event revenue shall be included in the AGR formula as LT, SS, or GRAF, as applicable.  The revenue shall be prorated according to the percentage of use between NFS lands and private land per clause VI.B.3.

Discriminatory pricing, e.g., pricing based solely on race, religion, sex, national origin, or place of residence, is prohibited under clause III.N or III.O, but if it occurs, the amount that would have been received had discriminatory pricing not occurred shall be included in AGR.

b.  The following shall be excluded from AGR:

(1) Revenue from sales of operating equipment;

(2) Refunds;

(3) Rent paid to the holder by subholders or lessees;

(4) Sponsor contributions to special events;

(5) Employee gratuities and employee lift tickets;

(6) Lift tickets and passes provided for public safety or public service purposes (such as for the National Ski Patrol or for volunteers to assist in the Special Olympics);

(7) Discounts; and

(8) Any other goods and services (other than bartered goods and complimentary lift tickets offered for commercial or other promotional purposes) for which the holder receives no money.

3.  Proration of Revenue.  Alpine and Nordic revenue shall be prorated separately.  Prorated revenues shall be added together and summed with GRAF to produce AGR.  One or more of the following methods, as appropriate, shall be used to prorate revenue:

a.  Alpine revenue shall be prorated using the slope transport feet percentage (STFP), per the direction in FSM 2715.11c, effective in 1992.  Only uphill devices (lifts, tows, and tramways) that are fundamental to the winter sports operation (usually those located on both federal and private land) shall be included in the calculation.  People movers whose primary purpose is to shuttle people between parking areas or between parking areas and lodges and offices shall not be included.

b.  Nordic revenue shall be prorated using the percentage of Nordic trail length on NFS lands to total Nordic trail length.

c.  For ancillary facilities that are partially located on NFS lands, the ratio of the facility square footage located on NFS lands to the total facility square footage shall be calculated, and the revenue for ancillary facilities shall be prorated in accordance with this ratio.  Special event revenue allocatable to GRAF shall be prorated by the ratio of use on NFS lands to the total use.

4.  Absence of AGR.  In cases when the holder has no AGR for a given fiscal year, the holder shall pay a land use fee of $2 per acre for NFS lands under permit or a percentage of the appraised value of NFS lands under permit, at the discretion of the authorized officer.

C.  SAPF PAYMENTS.  Reports and deposits shall be sent or delivered to the collection officer, USDA, Forest Service, at the address furnished by the authorized officer.  Checks or money orders shall be made payable to USDA, Forest Service.

1.  The holder shall calculate and submit an advance payment which is due by the beginning of the holder's payment cycle.  The advance payment shall equal 20 percent of the holder's average SAPF for 3 operating years, when available.  When past SAPF information is not available, the advance payment shall equal 20 percent of the SAPF, based on the prior holder's average SAPF or projected AGR.  For ski areas not expected to generate AGR for a given payment cycle, advance payment of the SAPF as calculated in clause VI.B.4 shall be made.  The advance payment shall be credited toward the total SAPF for the payment cycle.

2.  The holder shall report sales, calculate the SAPF due based on a tentative percentage rate, and make interim payments each calendar month, except for periods in which no sales take place and the holder has notified the authorized officer that the operation has entered a seasonal shutdown for a specific period.  Reports and payments shall be made by the end of the month following the end of each reportable period.  Interim payments shall be credited toward the total SAPF for the payment cycle.

3.  Within 90 days after the close of the ski area's payment cycle, the holder shall provide a financial statement, including a completed SAPF information form, Form FS-2700-19a, representing the ski area's financial condition at the close of its business year and an annual operating statement reporting the results of operations, including a final payment which includes year-end adjustments for the holder and each subholder for the same period.  Any balance that exists may be credited and applied against the next payment due or refunded, at the discretion of the holder.

4.  Within 30 days of receipt of a statement from the Forest Service, the holder shall make any additional payment required to ensure that the correct SAPF is paid for the past year's operations.

5.  All SAPF calculations and records of sales are subject to review or periodic audit as determined by the authorized officer.  Errors in calculation or payment shall be corrected as needed for conformance with those reviews or audits.  In accordance with clause VI.E, interest and penalties shall be assessed on additional fees due as a result of reviews or audits.

D.  CORRECTION OF ERRORS.  Correction of errors includes any action necessary to calculate the holder's sales or slope transport feet percentage or to make any other determination required to calculate SAPFs accurately.  For SAPF calculation purposes, an error may include:

1.  Misreporting or misrepresentation of amounts;

2.  Arithmetical mistakes;

3.  Typographical mistakes; or

4.  Variation from generally accepted accounting principles (GAAP), when such variations are inconsistent with the terms of this permit.

Correction of errors shall be made retroactively to the date the error was made or to the previous audit period, whichever is more recent, and past SAPFs shall be adjusted accordingly.

E.  FEE PAYMENT ISSUES

1.   Crediting of Payments.  Payments shall be credited on the date received by the deposit facility, except that if a payment is received on a non-workday, the payment shall not be credited until the next work day.

2.   Disputed Fees.  Fees are due and payable by the due date.  Disputed fees must be paid in full.    Adjustments will be made if dictated by settlement terms or an appeal decision.

3.   Late Payments

(a)  Interest.  Pursuant to 31 U.S.C. 3717 et seq., interest shall be charged on any fee amount not paid within 30 days from the date it became due.  The rate of interest assessed shall be the higher of the Prompt Payment Act rate or the rate of the current value of funds to the Treasury (i.e., the Treasury tax and loan account rate), as prescribed and published annually or quarterly by the Secretary of the Treasury in the Federal Register and the Treasury Fiscal Requirements Manual Bulletins.  Interest on the principal shall accrue from the date the fee amount is due.

(b)  Administrative Costs.  If the account becomes delinquent, administrative costs to cover processing and handling the delinquency shall be assessed.

(c)  Penalties.  A penalty of 6% per annum shall be assessed on the total amount that is more than 90 days delinquent and shall accrue from the same date on which interest charges begin to accrue.

(d)  Termination for Nonpayment.  This permit shall terminate without the necessity of prior notice and opportunity to comply when any permit fee payment is 90 calendar days from the due date in arrears. The holder shall be responsible for the delinquent fees, as well as any other costs of restoring the site to its original condition, including hazardous waste cleanup.

4.   Administrative Offset and Credit Reporting.  Delinquent fees and other charges associated with the permit shall be subject to all rights and remedies afforded the United States pursuant to 31 U.S.C. 3711 et seq. and common law.  Delinquencies are subject to any or all of the following:

(a)  Administrative offset of payments due the holder from the Forest Service.

(b)  If in excess of 60 days, referral to the Department of the Treasury for appropriate collection action as provided by 31 U.S.C. 3711(g)(1).

(c)  Offset by the Secretary of the Treasury of any amount due the holder, as provided by 31 U.S.C. 3720 et seq.

(d)  Disclosure to consumer or commercial credit reporting agencies.

F.  ACCESS TO RECORDS.  For the purpose of administering this permit (including ascertaining that the correct land use fee was paid), the holder shall make all accounting books and supporting records for the authorized operations, as well as those of lessees operating in the permit area, available for review by the Forest Service or other federal agencies authorized to review the Forest Service activities.  Review of accounting books and supporting records shall be made at dates convenient to the holder and reviewers.  Financial information so obtained shall be kept confidential to the extent permitted by law.  The holder shall retain these records and keep them available for review for 5 years after they were generated, unless otherwise approved by the authorized officer in writing.

G.  ACCOUNTING RECORDS.  The holder shall follow GAAP or other comprehensive bases of accounting acceptable to the Forest Service in recording financial transactions and in reporting results to the authorized officer.  When requested by the authorized officer, the holder at its own expense shall have the annual accounting reports audited or prepared by a licensed independent accountant acceptable to the Forest Service.  The holder shall require lessees to comply with these same requirements.  At a minimum, the holder’s or lessees’ accounting system shall include:

1.  Systematic internal controls, including recording by type of business the gross receipts derived from all operations conducted under this permit. Gross receipts should be recorded daily and, if possible, deposited into a bank account without reduction by disbursements.  Receipt entries shall be documented by cash-register tapes, sale invoices, rental records, cash accounts from other sources, or some other means.

2.  A permanent record of capital investments in facilities (including a depreciation schedule).

3.  Generation and maintenance of such other records and accounts as may be specified by the authorized officer.

VII.   REVOCATION, SUSPENSION, AND TERMINATION

A.   REVOCATION AND SUSPENSION.  The authorized officer may revoke or suspend this permit in whole or in part:

1.  For noncompliance with federal, state, or local law.

2.  For noncompliance with the terms and conditions of this permit.

3.  For abandonment or other failure of the holder to exercise the privileges granted.

4.  With the consent of the holder.

5.  For specific and compelling reasons in the public interest.

Prior to revocation or suspension, other than immediate suspension under clause VII.C, the authorized officer shall give the holder (and if applicable, the operator) written notice of the grounds for revocation or suspension.  In the case of revocation or suspension based on clause VII.A.1, VII.A.2, or VII.A.3, the authorized officer shall give the holder a reasonable period, not to exceed 90 days, to cure any noncompliance.

B.   REVOCATION FOR SPECIFIC AND COMPELLING REASONS IN THE PUBLIC INTEREST.   The authorized officer may revoke this permit during its term if the Forest Service determines through the process of amending or revising the applicable land management plan that the use and occupancy authorized by this permit should be changed for specific and compelling reasons in the public interest, other than a determination under clause IV.E. that the authorized improvements or the permit area cannot be safely occupied.  Prior to revoking the permit under this clause, the authorized officer shall give the holder 90 days written notice provided that the authorized officer may prescribe a shorter notice period if justified by the public interest.  The Forest Service shall then have the right to purchase the holder’s authorized improvements, remove them or require the holder to relocate or remove them.  The Forest Service shall be obligated to pay the lesser of (1) the cost of relocation of the authorized improvements and damages resulting from their relocation that are caused by the Forest Service or (2) the value of the authorized improvements as determined by the Forest Service through an appraisal of the market value of the improvements based on the Uniform Appraisal Standards for Federal Land Acquisitions (Uniform Standards). Where appropriate under the Uniform Standards, the potential of the improvements to generate income over the remainder of the term of the permit may be considered, but any consideration of future potential for income production shall be limited to the remainder of the permit term. If this amount is fixed by agreement between the authorized officer and the holder, that amount shall be accepted by the holder in full satisfaction of all claims against the United States under this clause.  If agreement is not reached, the authorized officer shall determine the amount to be paid, which shall be set forth in the revocation decision.  A payment made pursuant to this clause is subject to the availability of appropriations.  Nothing in this permit implies that Congress will appropriate funds to cover a deficiency in appropriations.

C.   IMMEDIATE SUSPENSION.  The authorized officer may immediately suspend this permit in whole or in part when necessary to protect public health or safety or the environment.  The suspension decision shall be in writing.  The holder may request an on-site review with the authorized officer’s supervisor of the adverse conditions prompting the suspension.  The authorized officer’s supervisor shall grant this request within 48 hours.  Following the on-site review, the authorized officer’s supervisor shall promptly affirm, modify, or cancel the suspension.

D.   APPEALS AND REMEDIES.  Written decisions made by the authorized officer relating to administration of this permit are subject to administrative appeal pursuant to 36 CFR Part 214.  Revocation or suspension of this permit shall not give rise to any claim for damages by the holder against the Forest Service, other than as provided in clause VII.B.

E.   TERMINATION.  This permit shall terminate when by its terms a fixed or agreed upon condition, event, or time occurs without any action by the authorized officer.  Examples include but are not limited to expiration of the permit by its terms on a specified date and termination upon change of control of the business entity.  Termination of this permit is not subject to administrative appeal and shall not give rise to any claim for damages by the holder against the Forest Service.

F.   RIGHTS AND RESPONSIBILITIES UPON REVOCATION OR TERMINATION WITHOUT RENEWAL.  Except as provided in clause VII.B, upon revocation of this permit or termination of this permit without renewal of the authorized use, the authorized officer has the discretion to require the holder to sell or remove all structures and improvements, except those owned by the United States, within a reasonable period prescribed by the authorized officer and to restore the site to the satisfaction of the authorized officer.  If the holder fails to sell or remove all structures or improvements within the prescribed period, they shall become the property of the United States and may be sold, destroyed, or otherwise disposed of without any liability to the United States.  However, the holder shall remain liable for all costs associated with their removal, including costs of sale and impoundment, cleanup, and restoration of the site.

G.   CONTINUATION OF OBLIGATIONS AND LIABILITIES BEYOND EXPIRATION OR REVOCATION.  Notwithstanding the termination or revocation of this permit, its terms and conditions shall remain in effect and shall be binding on the holder and the holder’s personal representative, successors, and assignees until all the holder’s obligations and liabilities accruing before or as a result of termination or revocation of this permit have been satisfied.

VIII.   MISCELLANEOUS PROVISIONS

A.   MEMBERS OF CONGRESS.  No member of or delegate to Congress or Resident Commissioner shall benefit from this permit either directly or indirectly, except to the extent the authorized use provides a general benefit to a corporation.

B.   REGULATING SERVICES AND RATES.  The authorized officer shall have the authority to regulate the adequacy and type of services provided the public under this permit and to require that these services conform to satisfactory standards.  The holder may be required to furnish a schedule of prices for sales and services authorized by the permit.  These prices may be regulated by the authorized officer, provided that the holder shall not be required to charge prices significantly different from those charged by comparable or competing enterprises.

C.   ADVERTISING. The holder, either orally or in advertisements, signs, circulars, brochures, letterheads, and like materials, shall not misrepresent in any way the accommodations provided, the status of the permit, or the ownership of the permit area or adjacent lands.  The fact that the authorized facilities and services are located on the Arapaho National Forest shall be explicitly stated in all the holder's brochures and print advertising regarding the operations authorized by this permit.

D.   CURRENT ADDRESSES.  The holder and the authorized officer shall keep each other informed of current mailing addresses, including those necessary for billing and payment of land use fees.

E.   SUPERSEDED PERMIT.  This permit supersedes a special use permit designated City and County of Denver Winter Park Recreational Association, as Agent, SUL101901 and SUL101902, dated 12/8/1983.

F.   SUPERIOR CLAUSES.  If there is a conflict between any of the preceding printed clauses and any of the following clauses, the preceding printed clauses shall control.

G. NOXIOUS WEED/EXOTIC PLANT PREVENTION AND CONTROL.
1. The holder shall be responsible for the prevention and control of noxious weeds and/or exotic plants of concern on the area authorized by this authorization and shall provide prevention and control measures prescribed by the Forest Service. Noxious weeds and exotic plants of concern are defined as those species recognized by the Arapaho-Roosevelt National Forests in which the authorized use is located.

2. When determined to be necessary by the authorized officer, the holder shall develop a site-specific plan for noxious weed and exotic plant prevention and control. Such plan shall be subject to Forest Service approval. Upon Forest Service approval, the noxious weed and exotic plant prevention and control plan shall become a part of this authorization, and its provisions shall be enforceable under the terms of this authorization.

3. The holder shall also be responsible for prevention and control of noxious weed and exotic plant infestations which are not within the authorized area, but which are determined by the Forest Service to have originated within the authorized area

THIS PERMIT IS ACCEPTED SUBJECT TO ALL ITS TERMS AND CONDITIONS.

BEFORE ANY PERMIT IS ISSUED TO AN ENTITY, DOCUMENTATION MUST BE PROVIDED TO THE AUTHORIZED OFFICER OF THE AUTHORITY OF THE SIGNATORY FOR THE ENTITY TO BIND IT TO THE TERMS AND CONDITIONS OF THE PERMIT.

ACCEPTED:

/s/ Sarah Rockwell		4-27-2016

CITY AND COUNTY OF DENVER THROUGH WINTER PARK RECREATIONAL ASSOCIATION,	SARAH ROCKWELL, PRESIDENT	DATE
AS AGENT,

AGREED TO BY THE HOLDER’S LESSEE, INTRAWEST\WINTER PARK OPERATIONS CORPORATION, FOR THE LIMITED PURPOSES OF OBLIGATING  INTRAWEST\WINTER PARK OPERATIONS CORPORATION TO OPERATE THE AUTHORIZED IMPROVEMENTS IN COMPLIANCE WITH SECTIONS III, IV, V, AND VI AND CLAUSES VII.A.1, VII.A.2, VII.C, AND VII.G OF THIS PERMIT AND ENABLING THE FOREST SERVICE TO ENFORCE THOSE OBLIGATIONS DIRECTLY AGAINST INTRAWEST\WINTER PARK OPERATIONS CORPORATION.

/s/ Gary Defrange		4-27-2016
INTRAWEST\WINTER PARK OPERATIONS CORPORATION	GARY DEFRANGE, PRESIDENT	DATE

APPROVED:

/s/ Monte Williams		4-28-2016
Monte Williams, Forest Supervisor	SIGNATURE	DATE

According to the Paperwork Reduction Act of 1995, an agency may not conduct or sponsor, and a person is not required to respond to a collection of information unless it displays a valid OMB control number.  The valid OMB control number for this information collection is 0596-0082.  The time required to complete this information collection is estimated to average 1 hour per response, including the time for reviewing instructions, searching existing data sources, gathering and maintaining the data needed, and completing and reviewing the collection of information.

The U.S. Department of Agriculture (USDA) prohibits discrimination in all its programs and activities on the basis of race, color, national origin, age, disability, and where applicable, sex, marital status, familial status, parental status, religion, sexual orientation, genetic information, political beliefs, reprisal, or because all or part of an individual’s income is derived from any public assistance.  (Not all prohibited bases apply to all programs.)  Persons with disabilities who require alternative means for communication of program information (Braille, large print, audiotape, etc.) should contact USDA’s TARGET Center at 202-720-2600 (voice and TDD).

To file a complaint of discrimination, write USDA, Director, Office of Civil Rights, 1400 Independence Avenue, SW, Washington, DC 20250-9410 or call toll free (866) 632-9992 (voice).  TDD users can contact USDA through local relay or the federal relay at (800) 877-8339 (TDD) or (866) 377-8642 (relay voice).  USDA is an equal opportunity provider and employer.

The Privacy Act of 1974 (5 U.S.C. 552a) and the Freedom of Information Act (5 U.S.C. 552) govern the confidentiality to be provided for information received by the Forest Service.

APPENDIX A

MAP OF THE PERMIT AREA

Permit Boundary
Permit Boundary
Permit Boundary
Permit Boundary
Permit Boundary

APPENDIX B

AUTHORIZED FACILITIES

The following facilities are authorized by this permit:

Alpine Slide
Alpine Slide Maintenance
Bullfrog Lift Maintenance Building
Bullfrog Communication Site
Cold Storage Building
Discovery Park Comfort Station
Explosive Cache – Kendrick Saddle
Explosive Cache / Make-Up Room – Oly Spur
Lodge at Sunspot Restaurant
Looking Glass Warming Building
Lunch Rock Patrol Building
Lunch Rock Restaurant
Mary Jane Base Operations Shop
Mary Jane Maintenance Shops
Moose Wallow Log Cabin
Nastar Buildings – Start & Finish
Olympia Basin Comfort Station
Outhouse Deck
Phipps Skier Bridge
Snoasis Restaurant
Snoasis Chlorine Building
Sunspot Patrol / Communications Building
Utah Junction Building
Vasquez Ridge Base Warming Building
Vasquez Ridge Sundance Café & Patrol Building
Arrow Chairlift (Drive Terminal)
Challenger Chairlift
Discovery Chairlift
Eagle Wind Chairlift
Endeavour Chairlift
Eskimo Express Chairlift
Galloping Goose (Drive Terminal)
Gemini Express (Drive Terminal)
High Lonesome Express Chairlift
Iron Horse Chairlift (Drive Terminal)
Lariat Surface lift
Looking Glass Chairlift
Olympia Express Chairlift
Panoramic Express Chairlift
Pioneer Express Chairlift
Pony Express Chairlift (Drive Terminal)
Prospector Express Chairlift
Super Gauge Express Chairlift (Drive Terminal)
Sunnyside Chairlift
Zephyr Express Chairlift (Drive Terminal)
Fuel Storage Tanks Above & Underground
Ski Area Water Facilities – See Appendix D

Mountain Bike and Hiking Trails Map

Permit Boundary
Permit Boundary
Permit Boundary
Permit Boundary
Permit Boundary

Mountain Roads Map

Permit Boundary
Permit Boundary
CANAL WAY
DISCOVERY DRIVE
CABIN CREEK DRIVE
MID WAY MOUNTAIN
PROSPECTOR WAY
PARSENN ROAD
SUNSPOT WAY
VASQUEZ RIDGE DRIVE
Permit Boundary
PONY DRIVE
PARSENN ROAD
BULLFROG DRIVE
EDELWEISS WAY
SEASIDE WAY
PARSENN ROAD
Permit Boundary
Permit Boundary

APPENDIX C

AUTHORIZED SERVICES

The services authorized under this permit are:

Alpine Skiing / Riding/ Snow toys (bikes)
Race Training
Ski School
Competition Center
Downhill / Cross Country Mountain Biking
Hiking
Disc Golf
Alpine Slide
Adaptive Skiing / Riding / Mountain Biking / Hiking
Chairlift Rides
Snowcat Tours
Snowshoe Tours
School Programs
Retail Sales
Dining
Weddings / Reunions / Corporate or Business Gatherings
Photography/Videography
Scenic Chairlift Rides
Interpretive Programs
“Four Season” Recreation Events (races, endurance events, concerts, etc…)

APPENDIX D

Ski Area Water Facilities

Facility Name	Facility Location	Type of Facility	Capacity	Purpose of Use
Snowmaking Pumphouse	Discovery Park, Winter Park	Snowmaking	7 cfs (decreed) *	Snowmaking Pumphouse
Phipps Saddle Booster Pumphouse	Phipps Saddle, Winter Park	Snowmaking	7 cfs (decreed) *	Snowmaking Pumphouse
Snowmaking Control Building	Discovery Park, Winter Park	Snowmaking	7 cfs (decreed) *	Snowmaking Pumphouse
Snowmaking Pipe	Winter Park/ Mary Jane (see Water Facilities Map)	Snowmaking	7 cfs (decreed) *	Snowmaking
Sunspot Water Plant	Sunspot, Winter Park Resort	Water Storage	100,000 gallons	Water Storage for Sunspot Restaurant
Snoasis Water Tanks	Snoasis, Winter Park Resort	Water Storage	80,000 gallons	Water Storage for Snoasis Restaurant
Lunch Rock WaterTanks	Lunch Rock Restaurant	Restaurant	30,000 gallons	Water Storage for Lunch Rock Restaurant
Sunspot Well No. 1	Sunspot, Winter Park Resort	Well	25 gpm	Potable Supply
Sunspot Well No. 2	Sunspot, Winter Park Resort	Well	25 gpm	Potable Supply
Sunspot Well No. 4	Sunspot, Winter Park Resort	Well	25 gpm	Potable Supply
Snoasis Well No. 1	Snoasis, Winter Park Resort	Well	25 gpm	Potable Supply
Snoasis Well No. 2	Snoasis, Winter Park Resort	Well	25 gpm	Potable Supply
Vasquez Ridge Well No. 1	Top Vasquez Ridge	Well	25 gpm	Potable Supply
Lunch Rock Well No.1	Lunch Rock, Mary Jane	Well	25 gpm	Potable Supply
Lunch Rock Well No.2	Lunch Rock, Mary Jane	Well	25 gpm	Potable Supply
Wilson's Way Building Well No. 1	Discovery Park, Winter Park	Well	25 gpm	Potable Supply
Maty Jane Maintenance Building Well No.l	Mary Jane Mountain Maintenance Building	Well	25 gpm	Potable Supply

* The aggregate decreed capacity of the snowmaking system is 7 cfs

Water Facilities Map

Permit Boundary
Permit Boundary
Permit Boundary
Permit Boundary
Permit Boundary
WILSON'S WAY WELL No. 1
SNOWMAKING CONTROL BUILDING
SNOWMAKING PUMPHOUSE
SNOASIS WELL No. 2
SNOASIS WELL No. 1
SNOASIS WATER TANKS
PHIPPS SADDLE BOOSTER PUMPHOUSE
B1 B2 B3 B4 B5 B6
VASQUEZ WELLS B1-B6
SUNSPOT Well No. 1
SUNSPOT Well No. 4
SUNSPOT Well No. 2
SUNSPOT WATER PLANT
M1 M2 M3
VASQUEZ WELLS M1 - M3
VASQUEZ RIDGE Well No. 1
MARY JANE MAINTENANCE Well No. 1
VASQUEZ WELLS T1 -T3
T1 T2 T3
LUNCH ROCK Well No. 1
LUNCH ROCK WATER TANKS
LUNCH ROCK Well No. 2
Well
Water Facility
Snowmaking Pipe

Original Water Rights

Name	State ID #	Owner	Purpose of Use	Decree	Point of Diversion		State-Approved Place of Use
					Latitude	Longitude
Sunspot Well No. 1	515508	WPRA	Potable Supply	91CW240, 92CW3I9	39[o]52'27" N	105[o]46'33" W	Winter Park / Mary Jane Area
Sunspot Well No. 2	515509	WPRA	Potable Supply	91CW240, 92CW3I9	39[o]52'23" N	I05[o]46'32" W	Winter Park / Mary Jane Area
Sunspot Well No. 4	515554	WPRA	Potable Supply	91CW240, 92CW319	39[o]52'26" N	105[o]46'36" W	Winter Park / Mary Jane Area
Snoasis Well No.1	515511	WPRA	Potable Supply	91CW240, 92CW3I9	39[o]53'10" N	105[o]46'35" W	Winter Park / Mary Jane Area
Snoasis Well No. 2	515512	V/PRA	Potable Supply	91CW240, 92CW3I9	39[o]53'12" N	105[o]46'34" W	Winter Park / Mary Jane Area
Lunch Rock Well No.1	515513	WPRA	Potable Supply	91CW240, 92CW319	39[o]51'27" N	105[o]46'25" W	Winter Park / Mary Jane Area
Lunch Rock Well No.2	515514	WPRA	Potable Supply	91CW240, 92CW319	39[o]51'27" N	I05[o]46'22" W	Winter Park / Mary Jane Area
Wilson's Way Building Well No. 1	515515	WPRA	Potable Supply	91CW240, 92CW319	39[o]53'13" N	I05[o]46'23" W	Winter Park / Mary Jane Area
Mary Jane Maintenance Building Well No.1	515516	WPRA	Potable Supply	91CW240, 92CW319	39[o]52'04"N	105[o]45'18" W	Winter Park / Mary Jane Area

Appendix E

Reserved